EXHIBIT 10.15

                   THERMAL ENERGY SALES AGREEMENT

     THIS THERMAL ENERGY SALES AGREEMENT (this "Agreement"), is made and entered into as of the 27th day of May, 1993, by and between ORANGE-CO OF FLORIDA, INC., a Florida corporation ("OCF"), and AP COGEN, LTD., a Florida limited partnership ("APC"). Capitalized terms used herein but not otherwise defined herein have the meanings set forth in Article 1.

                        W I T N E S S E T H

     WHEREAS, OCF owns and operates a citrus processing facility located at 2020 U.S. Highway 17 South, in Bartow, Florida (the
"OCF Plant"), which utilizes thermal energy for industrial purposes;

     WHEREAS, APC plans to construct, own, and operate a combined cycle facility on the APC Plant Site for the cogeneration of thermal energy and electricity (the "Facility");

     WHEREAS, APC intends for the Facility to be a qualifying cogeneration facility under the laws and regulations promulgated under the Public Utility Regulatory Policies Act of 1978, as such laws, regulations and Act may be further amended or supplemented from time to time, or any successor to such laws, regulations or Act (a "Qualifying Facility"), which will require that the Facility make available useful thermal energy equal to a specified percentage of its total energy output and that such thermal energy be used in accordance with certain specified efficiencies for an industrial or commercial process or for a heating or cooling application;

     WHEREAS, APC and Florida Power Corporation, a Florida corporation ("FPC"), are parties to a Dispatchable Contract for the Purchase of Firm Capacity and Energy from a Qualifying Facility, effective November 19, 1991, as amended from time to time (the "Power Purchase Agreement"), for the sale and purchase of a certain portion of the capacity and electric power output from the Facility; and

     WHEREAS, APC desires to sell and OCF desires to purchase, in each case on the basis of the terms and provisions of this Agreement, thermal energy generated by the Facility for use at the OCF Plant;

     NOW THEREFORE, in consideration of the covenants and conditions hereinafter set forth, OCF and APC hereby agree as follows:

                           ARTICLE 1.

                          DEFINITIONS

     SECTION 1.1 Certain Definitions. Unless the context shall otherwise require, each of the following terms shall have, for the purposes of this Agreement, the meaning set forth below for such term:

     AAA has the meaning given in Section 8.3.

     Affiliate has the meaning ascribed thereto in Rule 405 promulgated under the Securities Act of 1933, as amended from time to time.

     Agreement has the meaning given in the first paragraph of this Agreement.

     AIC means the average FPC Inventory Chargeout Rate for a specific year.

     Annual Minimum Obligation has the meaning given in Section 3.1(a).

     APC has the meaning given in the first paragraph of this Agreement.

     APC Plant Site means the parcel of land described in Exhibit A.

     Business Day means any Day on which commercial banks are not authorized or required to close in Florida.

     Calendar Year means any twelve (12) month period commencing on January 1 and ending the following December 31.

     Casualty means any destruction of, loss of, loss of the use of, or damage to the OCF Plant resulting from any human action, act of God, fire, explosion, earthquake, accident, or the elements, whether or not covered by insurance, and whether or not caused by default or negligence of either party, or their respective employees, agents, contractors or visitors.

     Condensate means Steam condensate which satisfies the specifications in Exhibit B.

     Condensate Transfer Point has the meaning given in Section 3.9.

     Consumer Price Index means the Producer Price Index applicable for the Tampa-St. Petersburg Metropolitan Area, or any successor to such Index.

     Day means any twenty four (24) hour period commencing at 12:00 midnight, including Saturdays, Sundays and holidays except that, in the event that a financial obligation falls due on a Saturday, Sunday or a legal holiday in the State of Florida, the obligation shall be deemed due on the next Business Day.

     Dispatchable has the meaning given in the Power Purchase Agreement.

     Facility has the meaning given in the Recitals to this Agreement.

     FERC means the Federal Energy Regulatory Commission, or any successor or replacement thereto.

     Force Majeure has the meaning given in Section 6.1.

     FPC has the meaning given in the Recitals to this Agreement.

     FPC Inventory Chargeout Rate has the meaning given in Section 3.11(a).

     FPC Payment Statement has the meaning given in Section 3.11(b).

     Heat Transfer Point has the meaning given in Section 3.9.

     Material Interruption means any interruption in the delivery of Steam from the Facility in excess of one (1) hour that will materially adversely affect OCF's operations.

     Maximum Delivery Obligation has the meaning given in Section 3.2.

     Natural Disaster Force Majeure has the meaning given in Section 6.4.

     OCF has the meaning given in the first paragraph of this Agreement.

     OCF Boilers means the boilers located at the OCF Plant which are used by OCF to produce steam.

     OCF Plant has the meaning given in the Recitals to this Agreement.

     Peak Hours means (i) those hours each Day that are deemed to be "On-Peak Hours" under the Power Purchase Agreement, and (ii) any other time period, outside such "On-Peak Hours," that APC produces and delivers electricity to FPC or any other customer.

     Person means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

     Power Purchase Agreement has the meaning given in the Recitals to this Agreement.

     Project Lender means any bank, financial institution or other Person providing any financing for the acquisition, development, construction, operation, modification or repair of the Facility, including, without limitation, any subsequent transferee of any rights of any such bank, financial institution or other Person.

     Purchaser Event of Default has the meaning given in Section 4.1.

     Qualifying Facility has the meaning given in the Recitals to this Agreement.

     Seller Event of Default has the meaning given in Section 4.2.

     Standby Boilers means a packaged boiler or boilers, to be located at the APC Plant Site, with an aggregate rated Steam generation capacity upon installation of a minimum of seventy thousand (70,000) pounds per hour measured at the Heat Transfer Point.

     Steam means the steam delivered to OCF by APC which, after the Steam Commencement Date, shall satisfy the specifications for steam in Exhibit C.

     Steam Commencement Date means the date when APC notifies OCF that APC is prepared to commence delivery of regular quantities of Steam.

     Steam Cost has the meaning given in Section 3.11.

     Substantial Taking means a taking of all or a substantial part of the OCF Plant, as a result of the exercise of the right of condemnation or eminent domain, including without limitation, any inverse condemnation proceeding or conveyance in lieu of or in anticipation of the exercise of any right of condemnation or eminent domain.

     Term has the meaning given in Section 2.1.

     Termination Date has the meaning given in Section 5.2(a).

     Termination Notice has the meaning given in Section 5.2(a).


      SECTION 1.2 References to this Agreement. Any reference herein to this Agreement shall be deemed to be a reference to this Agreement as amended, modified and supplemented from time to time in conformity with the provisions of Section 10.5. References to Articles, Sections, Paragraphs, Clauses, Exhibits, Appendices and Schedules without further reference are to Articles, Sections, Paragraphs, Clauses, Exhibits, Appendices or Schedules attached hereto and are incorporated herein and made a part hereof. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," hereinbelow," "hereof," "hereunder," or words of similar import shall be to this Agreement in its entirety and not only to the particular Article or Section in which such reference appears.

     SECTION 1.3 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections and it is understood that the rights, powers, privileges, duties, and other legal relations of the parties hereto shall be determined from this Agreement as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings affixed to such Articles or Sections.

     SECTION 1.4 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural and likewise the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate, and specific enumeration shall not exclude the general, but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be.

     SECTION 1.5    Participation in Preparation of Agreement.
The parties acknowledge and agree that each has participated in the drafting of this Agreement.


                           ARTICLE 2.

                              TERM

     SECTION 2.1 Term. This Agreement shall be binding as of the date hereinabove written. The term of this Agreement shall begin on the Steam Commencement Date and shall continue to December 31, 2025, unless sooner terminated in the manner provided herein (the "Term"). Notwithstanding the foregoing, the Term shall be automatically extended on a day-for-day basis so that the Term runs concurrently with the Power Purchase Agreement, or any successor or replacement thereto, or any additional agreement that APC may enter into to sell electricity produced at the Facility; provided, however, in all events, the Term shall expire no later than December 31, 2027, unless extended by mutual agreement of the parties. Promptly following the Steam Commencement Date, the parties shall enter into a written stipulation of the Steam Commencement Date.

     SECTION 2.2    APC Conditions Precedent.

          (a) The obligations of APC under this Agreement are expressly conditioned upon the occurrence of all of the following:

               (i)       FERC certifies the Facility as a
Qualifying Facility;

               (ii) APC obtains all federal, state and local permits, certificates, approvals or consents which APC, in its sole discretion, deems necessary to construct and operate the Facility;

               (iii) The execution of a contract or, if applicable, contracts, by APC relating to the purchase and transportation of natural gas for the Facility with a supplier and transporter of APC's choice upon terms and conditions satisfactory to APC in its sole discretion, with all permits, certificates, approvals or consents of any governmental authority necessary for the performance of said contract(s) having been obtained on terms acceptable to APC, in its sole discretion; and

               (iv)      APC acquires the APC Plant Site, on
terms and conditions satisfactory to APC in its sole discretion; and

               (v)       APC obtains adequate financing for the
cost of acquiring, constructing and installing the Facility, upon terms and conditions satisfactory to APC in its sole discretion.

          (b) APC shall diligently pursue the satisfaction of the foregoing conditions. If any of the conditions are not satisfied on or before June 30, 1996, unless such date is extended by APC, APC thereafter may terminate this Agreement without any further obligation of either party to the other hereunder.


                           ARTICLE 3.

            MINIMUM AND MAXIMUM PURCHASE OBLIGATIONS;
                   STEAM OBLIGATIONS; PRICING

     SECTION 3.1         Minimum Obligations.

           (a) In each Calendar Year during the Term, OCF shall have the obligation (the "Annual Minimum Obligation") to take and pay for ninety-one million (91,000,000) pounds of Steam; provided, however, only Steam delivered by APC to OCF during Peak Hours during the period from January 1 through, and including, May 31, and November 15 through, and including, December 31 of each Calendar Year may be used to satisfy the Annual Minimum Obligation; provided, further, if OCF processes citrus products outside such period, any Steam delivered by APC to OCF during Peak Hours outside of such period may be used to satisfy the Annual Minimum Obligation. APC shall have Steam available for delivery during at least thirty one hundred and sixty eight
(3168) Peak Hours during the period from January 1 through, and including, May 31, and November 15 through, and including, December 31 of each Calendar Year; provided, however, if OCF processes citrus products outside such period, APC may satisfy such obligation to have Steam available for delivery to OCF by having Steam available for delivery to

OCF  during  the  Days,
outside  of such period, that OCF is processing citrus  products.
For purposes of this Section 3.1(a), APC shall be deemed to have made Steam available for delivery to OCF during all periods when:

                (i)       the OCF Plant is shutdown or unable  or
unwilling  to  accept Steam at a rate of at  least  ten  thousand
(10,000) pounds an hour, regardless of whether APC is able to deliver Steam to the OCF Plant during such period;

                (ii) APC is unable to produce and/or deliver Steam as a result of (A) OCF's failure to perform its obligations under this Agreement, or (B) the negligence, gross negligence, or willful misconduct of OCF or its agents, contractors or employees; or

                (iii)           either party is unable to perform
its  obligations under this Agreement due to an  event  of  Force
Majeure.

      If APC fails to satisfy such thirty one hundred sixty eight
(3168) hour obligation, APC's sole liability (except for any liability that may occur under Section 7.3) shall be that the Annual Minimum Obligation shall be reduced in accordance with the following formula:

          AAM  =      A      x    91,000,000
                    ----
                    3168

     WHERE

          AAM  =    The Annual Minimum Obligation for the Calendar Year during which APC fails to satisfy the thirty one hundred sixty eight (3168) Peak Hour delivery obligation.

          A    =    The number of Peak Hours that APC is deemed to have made
                    Steam available for delivery to the OCF Plant during such Calendar Year in accordance with this Section 3.1(a).

      During  the  Calendar Year in which the Steam  Commencement
Date occurs, the Annual Minimum Obligation shall be reduced to the amount determined by the following formula:

           X    =   A    x    (B/C)

     WHERE

            X   =   The Annual Minimum Obligation for  the  Calendar Year in
                    which  the  Steam Commencement Date occurs.

            A   =   Ninety-One Million (91,000,000) pounds of Steam.

            B   =   The number of Days after the Steam  Commencement Date that
                    OCF uses steam (either from the OCF Boilers, from APC, or otherwise) at the OCF Plant.

            C   =   The number of Days during the Calendar Year  that  OCF
                    uses steam (either from the OCF Boilers, from APC, or otherwise) at the OCF Plant.

           (b) In order to assure compliance with the Annual Minimum Obligation and to facilitate the maintenance of the Facility as a Qualifying Facility, the parties hereto agree to meet at least quarterly to discuss OCF's Steam needs and APC's requirements to maintain its status as a Qualifying Facility. If APC is not able to maintain its status as a Qualifying Facility even if OCF is in compliance with the requirements of Section 3.1, then should APC elect to install an additional system requiring Steam at the OCF Plant because it is necessary in order for the Facility to regain or to maintain its status as a Qualifying Facility, then OCF agrees to cooperate fully with APC in connection with: (i) providing data and other information required by APC for the design and installation of such system and any required interconnection facilities and any related modifications to the Facility or the OCF Plant; (ii) providing data and other assistance required by APC for the procurement of all necessary governmental approvals for the System; and (iii) providing the required space for such system and granting any necessary easements and rights of way to install and to operate such system. If APC elects to install the system, APC shall provide OCF with written notice of its determination to install the system. The system shall be designed, purchased, installed and interconnected with the OCF Plant and the Facility at APC's sole cost. APC shall only be required to install a system that is sufficient in output to enable the Facility to regain or to maintain its status as a Qualifying Facility. Such systems may include a) "citrus" towers; b) pasteurizers; c) absorption refrigeration units and d) waste heat evaporators. In addition, all Steam required to operate such additional system(s) shall be provided at no cost to OCF. Implementation of such alternative systems shall be APC's sole and exclusive remedy under this Agreement if the Facility is unable to maintain its Qualifying Facility Status despite OCF's compliance with the requirements of
Section 3.1 and this Agreement, unless such failure is due to OCF's negligence, gross negligence or willful misconduct.

      SECTION 3.2 APC's Maximum Delivery Obligation. APC shall not be obligated to deliver to OCF more than seventy thousand (70,000) pounds per hour nor more than two hundred forty million (240,000,000) pounds per Calendar Year of Steam (the "Maximum Delivery Obligation"); provided, however, APC shall not be required to deliver more than eighty million (80,000,000) pounds of Steam during the non-Peak Hours in any Calendar Year. Notwithstanding the foregoing, during the period from July 1 through, and including, October 15 of each Calendar Year, the seventy thousand (70,000) pounds per hour Steam delivery obligation shall be reduced to twenty thousand (20,000) pounds per hour.

     In addition to the foregoing, APC shall not be obligated but will make reasonable efforts to supply Steam in quantities above two hundred forty million (240,000,000) pounds per Calendar Year upon request by OCF provided that such quantities, when combined with the Maximum Delivery Obligation quantities, do not exceed seventy thousand (70,000) pounds per hour.

     SECTION 3.3         Steam Condensate and Water Return.

           (a) In each Calendar Year, OCF agrees to return and deliver to APC at the Condensate Transfer Point, at OCF's sole cost, Condensate in a quantity equivalent to, on average, at least Sixty percent (60%) of the mass volume of the Steam delivered to OCF during such Calendar Year. OCF's obligation to deliver such Condensate shall be conditioned on APC delivering Steam that meets the specifications for Condensate set forth in Exhibit B. If OCF fails to return such a quantity of Condensate during any such Calendar Year, OCF shall pay APC within Thirty
(30) Days after the end of the Calendar Year an amount equal to the cost to APC of obtaining, treating and heating water required to make up the difference between the mass volume of Condensate actually returned by OCF to APC during such Calendar Year, and the required Sixty percent (60%) quantity; provided, however, OCF's maximum liability in a Calendar Year for failing to return the required sixty percent (60%) quantity shall not exceed the amount determined by the following formula:

     $100,000  x  A  x  0.6-C
                  -     -----
                  B      0.6

WHERE:

A    =    the total number of pounds of Steam purchased by OCF in
          the applicable Calendar  Year

B    =    240,000,000

C    =    the  percentage  of  the  mass  volume  of  Steam
          delivered to OCF during the applicable Calendar Year that is returned to APC in the form of Condensate.

For the purposes of the Agreement the maximum penalty for Condensate not returned shall be one hundred thousand dollars
($100,000) per Calendar Year.

            (b) If any portion of the Condensate becomes contaminated prior to return to APC, OCF shall (i) notify APC promptly of such contamination, and (ii) correct the source or cause of such contamination as expeditiously as reasonably practicable and dispose of such contaminated Condensate at OCF's sole cost and expense. APC shall notify OCF promptly of any contaminated Condensate delivered to APC by OCF, and OCF shall correct the source or cause of such contamination as expeditiously as reasonably practicable and dispose of such contaminated Condensate at OCF's sole cost and expense.

           (c) Notwithstanding the provisions of paragraphs (a) and (b) of this Section 3.3, APC shall pay the capital cost for a "citrus tower" which has the capacity for treating two hundred thousand (200,000) gallons per day of OCF's condensate. If OCF should, in its sole discretion, decide to install a citrus tower with a capacity in excess of two hundred thousand (200,000) gallons per day, APC shall pay a pro rata portion of the capital cost of such citrus tower, in an amount equal to two hundred thousand (200,000), divided by the total treatment capacity, multiplied by the total capital cost. In addition, all steam required to operate the citrus tower shall be provided at no cost to OCF. OCF shall notify APC of its intent to exercise its options under this subsection by December 31, 1997. APC agrees to pay such costs within thirty (30) Days after submission of verifiable invoices during the design, manufacture and installation of the "citrus tower".

         SECTION 3.4 Additional OCF Operating Responsibilities. In addition to the other obligations of OCF set forth in this Agreement, OCF shall have the following obligations with respect to APC ownership and operation of the
Facility:

           (a) OCF shall perform or provide, as applicable, at OCF's expense, all materials (including piping, valves and pumps), and services, repairs and adjustments to such materials, on the OCF Plant side of the Heat Transfer Point necessary to receive and utilize Steam at the OCF Plant, unless, and to the extent that, the need for any such service, repair or adjustment is caused by any negligent act of an employee, agent or contractor of APC or an Affiliate thereof.

           (b) OCF shall provide APC with such easements, licenses and other rights to OCF property as APC may reasonably require in connection with the Facility, and shall cooperate with APC in obtaining, at APC's expense, all other required easements, licenses and other rights; provided, however, OCF shall not be required to provide any easement, license or right which materially interferes with the operation of the OCF Plant.

          (c) APC shall pay for the acquisition and installation of, but OCF shall own and control, all materials (including collection tanks, transfer pumps, controls, meters, and valves) in or adjacent to the OCF boiler house necessary to return
Condensate to the Condensate Transfer Point and direct contaminated condensate to OCF's treatment and/or disposal facilities. Except for the meters, which shall be handled in accordance with Section 3.10, OCF shall perform all repairs, maintenance and replacements of such materials; provided that APC shall pay all reasonable costs thereof, except for such costs caused by any negligent act of an employee, agent or contractor of OCF.

     SECTION 3.5         Permits and Governmental Notices.

           (a) APC, at its own cost and expense, will secure all permits needed from time to time to deliver Steam to OCF hereunder and will maintain the Facility in good operating condition, except (i) as provided in Section 3.4(a) and (ii) to the extent such permits are obtainable only by OCF. OCF shall provide APC with such assistance in obtaining such permits as may be reasonably requested by APC.

           (b) OCF will secure all permits needed from time to time hereunder to deliver Condensate from the OCF Plant to the Condensate Transfer Point and maintain the OCF Plant in good operating condition. APC shall provide OCF with such assistance in obtaining such permits as may be reasonably requested by OCF.

           (c) APC shall reimburse OCF for all reasonable third party consultant costs and expenses incurred by OCF in connection with Sections 3.5(a) and (b). APC shall have the right to assist such third party consultants, and OCF shall advise APC of such consultant's activities.

           (d) If either party shall receive any notice from any governmental authority regarding the operation of the Facility or the OCF Plant, it shall as soon as practicable deliver a copy of such notice to the other party and to the Project Lender.

           (e) If a Project Lender, or any third party assignee of a Project Lender, shall acquire title to the Facility, said Project Lender, or assignee, shall be entitled to the benefits and be subject to the obligations of APC under this Section 3.5, including the obligation to pay all of the costs and expenses of obtaining permits, and including, without limitation, the right to operate the Facility for the Term under the Permits of APC and to request OCF's assistance in obtaining permits of APC for modifications, replacements or additions to the Facility.

     SECTION 3.6         Standby Boilers.

           (a) APC shall procure, operate, maintain, repair and replace, at its own expense, the Standby Boilers. In addition, APC shall be responsible for obtaining all permits necessary to operate such Standby Boilers.

           (b) Any Standby Boiler that is acquired during the Term as a replacement for an existing Standby Boiler shall not be required to have a rated steam generation capacity upon installation in excess of the rated steam generation capacity of the Standby Boiler being replaced unless necessary to provide OCF with the steam quantity required under this Agreement; provided, however, the rated steam generation capacity of the replacement Standby Boiler measured at the Heat Transfer Point shall not have to exceed seventy thousand (70,000) pounds per hour.

           (c) OCF acknowledges and agrees that APC, in its sole and absolute discretion, may elect to generate Steam for delivery to the OCF Plant from either the combustion turbine portion of the Facility or the Standby Boilers.

          (d) APC acknowledges and agrees that OCF will continue to maintain its existing steam generating capacity for a period of one year after APC commences deliveries of Steam to OCF, after which OCF will no longer maintain any steam generating capacity and will become fully-dependent upon APC Steam deliveries.

       SECTION 3.7 Delivery Obligation and Unplanned Shutdowns. APC shall be obligated to deliver Steam to OCF in accordance with this Section 3.7, in the amounts requested by OCF, up to the Maximum Delivery Obligation, as adjusted by
Section 3.2.

          (a) APC shall commence deliveries of Steam to OCF upon at least three (3) hours prior notice of the time when OCF desires for APC to commence Steam deliveries. Such notice shall be by telephone or in person, with written confirmation. OCF shall not cease operating the OCF Boilers until APC commences continuous delivery of Steam.

          (b)  If APC fails to deliver Steam to the Heat Transfer
Point  at the time requested in the notice referred to in Section
3.7(a),  APC shall pay OCF damages, if any, pursuant  to  Section
7.3.

           (c) If APC has actual knowledge of any material inadequacy or unplanned Material Interruption of the Steam supply caused by APC, or actual notice of any material inadequacy or unplanned Material Interruption of the Steam supply caused by or originating on the premises of OCF, APC shall, as soon as reasonably practicable, but in any and all events within one (1) hour of such actual knowledge or notice, as the case may be, notify OCF by telephone or in person (with written confirmation) of such unplanned Material Interruption or material inadequacy; provided, however, that APC shall not be liable for any damages if the unplanned Material Interruption or material inadequacy is caused by OCF, its agents or employees or is due to the failure of any equipment within the control of OCF, its agents or employees. If OCF has actual knowledge of the occurrence of any material inadequacy or unplanned Material Interruption of the Steam supply from APC, OCF shall, as soon as reasonably practicable, but in all events within one (1) hour of the time OCF had such actual knowledge, notify APC by telephone or in person (with written confirmation) of such material inadequacy or unplanned Material Interruption.

           (d) For purposes of this Agreement, APC shall be deemed to have made Steam available to OCF during all periods when:

                (i) The OCF Plant is shut down or unable to accept Steam;

               (ii) APC is unable to produce and/or deliver Steam as a result of (A) OCF's failure to perform its obligations under this Agreement, or (B) the negligence or willful misconduct of OCF or its employees, agents or contractors; or

                     (iii)      APC  is  unable  to  perform  its
obligations  under  this  Agreement due  to  an  event  of  Force
Majeure.

     SECTION 3.8 Planned Shutdowns. APC shall have the right to shut down the operation of the Facility for maintenance purposes whenever, in APC's reasonable judgment, such shutdown is desirable to prevent an unscheduled outage, or to perform regular or necessary maintenance, repair or replacement, or to prevent damage to or loss of persons, property or equipment. Such shutdowns shall have no effect on APC's obligations under Section
3.7 to
deliver Steam to OCF; provided, however, APC shall have no obligation to deliver Steam if the generation and/or delivery of such Steam could, in the reasonable judgment of APC, cause Material damage to or loss of persons, property or equipment, or in any event, during an event of Force Majeure.

     SECTION 3.9 Deliveries and Transfer of Title. Steam deliveries and transfer of title thereto to OCF shall be made at the valve and flange where the Facility steam delivery pipe connects to the point in the OCF Plant described in Exhibit D (the "Heat Transfer Point"). Title to the Condensate shall pass to APC when such Condensate has passed into the lines owned or operated by APC, which point of passage (the "Condensate Transfer Point") is described in Exhibit E hereto.

      SECTION 3.10 Measurement. APC shall provide or cause to be provided equipment suitable for accurately measuring the quantities of Steam delivered hereunder to the Heat Transfer Point and Condensate delivered to the Condensate Transfer Point. OCF shall provide access to such measurement systems to representatives of APC at all reasonable times for the purposes of reading and inspecting said systems and for all other purposes required hereunder. Maintenance, testing and adjustment of the instrumentation systems shall be the responsibility of APC. APC shall have an independent third party to test and calibrate the instrumentation systems by comparison with accurate standards from time to time as requested by OCF, but no less frequently than at intervals of twelve (12) months. The cost of all such tests shall be borne by APC; provided, however, that if any special meter test made at OCF's request shall disclose that the meters are recording accurately, OCF shall reimburse APC for the cost of such tests. Meters registering not more than two percent (2%) above or below normal shall be deemed to be accurate.

      If the measurement made by the meters during a test varies by more than two percent (2%) and, therefore, is not deemed to be accurate, then adjustment shall be made and the parties shall make payments, as applicable, to correct any overpayment or underpayment that was made as a result of the inaccurate measurements. The adjustment shall be made for correcting all measurements made for:

            (a) The actual period during which inaccurate measurements were made, if the period can be determined, or if not:

          (b) The period immediately preceding the test equal to one-half (1/2) the time from the date of the last previous test, provided that in the event that the previous test shall have occurred more than six (6) months prior to the current test, such previous test shall be deemed to have occurred six (6) months prior to the current test for purposes of this Section 3.10.

      SECTION 3.11 Price of Steam. The price to be paid by OCF to APC for Steam (the "Steam Cost") shall be Fifty Cents ($.50) per thousand (1,000) pounds of Steam for Steam delivered during Peak Hours and Two Dollars

($2.00) per thousand (1,000) pounds of
Steam for Steam delivered during non-Peak Hours up to and including the Maximum Delivery Obligation. For Steam quantities above the Maximum Delivery Obligation the price shall be Two Dollars ($2.00) per thousand (1,000) pounds during Peak Hours and Five Dollars ($5.00) per thousand (1,000) pounds during non-Peak Hours.

          (a) As of January 1, of each Calendar Year, commencing in 1994, the Steam Cost shall escalate in accordance with this
Section 3.11(a).  The Steam Cost shall escalate by the greater of
(a) the annual percentage change in FPC's average monthly inventory chargeout price of coal burned at Crystal River Units 1 & 2 (the "FPC Inventory Chargeout Rate") or (b) two percent (2%) per year.

           (b) The FPC Inventory Chargeout Rate represents the total costs of purchasing, transporting, storing, and delivering coal to FPC's Crystal River Units 1 & 2. The information required to determine the monthly FPC Inventory Chargeout Rates is published monthly in FPC's payment statement to APC ("FPC Payment Statement"), wherein the FPC Inventory Chargeout Rate is provided on the page titled "Calculation of Energy Payment," on the line titled "CR 1 & 2 Coal (Form A-5) ($/MMBTU)." APC shall provide OCI with the monthly FPC Inventory Chargeout Rate. If, in any month, or sequence of consecutive months, during the twelve (12) month period used in calculating the "AIC" portion of the FPC Inventory Chargeout Rate the AIC is zero (0), the AIC shall be deemed to be equal to the arithmetic average of the monthly FPC Inventory Chargeout Rates for each of the relevant twelve (12) months for which non-zero (0) values are available.

           (c) In the event that (i) FPC ceases to disclose the FPC Inventory Chargeout Rate as part of the FPC Payment Statement, or (ii) FPC changes the method by which it calculates the FPC Inventory Chargeout Rate or the components of such rate, then OCI and APC shall attempt to agree on the appropriate substitute reference(s) or means to determine the FPC Inventory Chargeout Rate shall be submitted to binding arbitration in accordance with Article 8.

     SECTION 3.12 Payment. On or before the fifth (5th) day of each calendar month, APC will render a written statement to OCF showing the total quantity of Steam delivered during the immediately preceding calendar month. Between the fifth (5th) and the tenth (10th) days of the month, the parties shall calculate the Steam Cost in accordance with the terms of this Agreement. Payment shall be made by OCF to APC on or before the fifteenth
(15th)  day  of  each  month,  or  the  fifth  (5th)  day   after
calculation of the Steam Cost, whichever shall occur later. Should OCF fail to make timely payment of all or part of any such amount, such unpaid amount shall be a late payment amount, as to which APC shall charge interest at a rate per annum equal to the reference rate of Bank of America, NT&SA, or any successor bank thereto, plus three percent (3%). The parties hereby agree that such charge represents a fair and reasonable estimate of the costs APC will incur by reason of such late payments by OCF.

     SECTION 3.13 Taxes. If APC is required at any time to pay any sales, transaction, production, gathering, severance, or any other tax, excise or assessment on or measured by the Steam sold hereunder or the receipts therefrom (not including income, excess profits, capital stock, franchise or general property taxes), APC shall notify OCF in writing, stating the amount thereof, and OCF shall reimburse APC for the amount of any such tax, excise or assessment.

                           ARTICLE 4.

                        EVENTS OF DEFAULT

      SECTION 4.1         Purchaser Event of Default.  Subject to
Article 6, a Purchaser Event of Default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

           (a) Failure by OCF to accept, purchase and use in its business operations the Annual Minimum Obligation in accordance with OCF's obligations under Article 3 of this Agreement for any reason without rectifying, at its own cost, the consequences of such failure in such a manner as may be required or permitted by the FERC, and in the time required by such Commission;

           (b) Failure by OCF to make payment of any amounts due to APC under this Agreement, which failure continues for a period of ten (10) days after written notice of such nonpayment;

           (c) Failure by OCF to perform fully any material provision (including any material misrepresentation) not described in Sections 4.1 (a) and (b), and (i) such failure continues for a period of thirty (30) days after written notice of such nonperformance or (ii) if OCF shall commence within such thirty (30) days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) days) as shall be necessary for OCF to cure the same with all due diligence; or

           (d) If OCF shall file, or consent to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; or OCF shall make an assignment for the benefit of its creditors; or OCF shall consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers, for substantially all its property, or be adjudicated insolvent; or an order for relief shall be entered against OCF in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of all or any part of OCF's property; or any petition for any such relief shall be filed against OCF and shall not be dismissed within ninety (90) days.

      SECTION  4.2         Seller Event of Default.   Subject  to
Article 6, a Seller Event of Default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

           (a) Failure by APC to make payment of any amounts due to OCF under this Agreement, which failure continues for a period of ten (10) Days after written notice of such nonpayment;

           (b) Failure by APC to perform fully any material provision (including any material misrepresentations) of this Agreement not described in Section 4.2(a), and (i) such failure continues for a period of thirty (30) Days after written notice of such nonperformance or (ii) if APC shall commence within such thirty (30) Days and shall thereafter proceed with all due diligence to cure such failure, such failure is not cured within such longer period (not to exceed ninety (90) Days) as shall be necessary for APC to cure the same with all due diligence, or

           (c) If APC shall file, or consent to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction; or APC shall make an assignment for the benefit of its creditors; or APC shall consent to the appointment of a custodian, receiver, trustee, or other officer with similar powers, for substantially all its property, or be adjudicated insolvent; or an order for relief shall be entered against APC in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up of liquidation of all or any part of APC property; or any petition for any such relief shall be filed against APC and shall not be dismissed within ninety (90) Days.

           (d) Failure by APC to deliver Steam or have Steam available for delivery to OCF, in accordance with the requirements and provisions of this Agreement, for a continuous period of One (1) year, which failure continues for a period of thirty (30) Days after written notice of such failure.

     SECTION 4.3         Remedies for Breach.

           (a) Upon the occurrence of any Purchaser Event of Default or Seller Event of Default, the nondefaulting party may, at its option, and in addition to any other rights the nondefaulting party may have at law or in equity, terminate this Agreement by notice to the other party, or enforce, by all proper and legal suits and other means, its rights hereunder, including, without limitation, the collection of sums due hereunder, without terminating this Agreement, and should it be necessary for such party to take any legal action in connection with such enforcement, the defaulting party shall pay such other party all costs, including reasonable attorneys' fees so incurred, all without prejudice to any remedies that might otherwise be used by either party for recovery of arrearages of sums due hereunder, damages as herein provided, or breach of covenant; subject, however, to the provisions of Section 4.4.

           (b) If both parties agree that a Purchaser Event of Default or a Seller Event of Default has occurred, then the nondefaulting party may proceed to exercise such remedies as it may be entitled to in law or at equity, without proceeding to arbitration under Article 8. However, if one party believes in good faith that no such Event of Default has occurred, and promptly informs the party asserting the existence of such Event of Default of such belief, then the parties shall arbitrate such good faith dispute under Article 8.

     SECTION 4.4         Lender Protections.

           (a) Project Lender shall have the right, but not the obligation, at any time prior to termination of this Agreement and without payment of any penalty, to pay all of the sums due hereunder, to provide any insurance, to pay any taxes and make any other payments in connection with the OCF Plant and the Facility, to make any repairs and improvements and do any other act or thing required of APC hereunder, and to do any act or thing which may be necessary and proper to be done in the performance and observance of the covenants, conditions and agreements hereof to prevent the termination of this Agreement. All payments so made and all things so done and performed by Project Lender shall be as effective to prevent a termination of this Agreement as the same would have been if made, done and performed by APC instead of by Project Lender.

          (b) Notwithstanding any Seller Event of Default by APC in the performance or observance of any covenant, condition or agreement of this Agreement on the part of APC to be performed or observed, OCF shall have no right to terminate this Agreement even though a Seller Event of Default under this Agreement shall have occurred and be continuing, unless and until OCF shall have given Project Lender written notice of such Seller Event of Default and Project Lender shall have failed to remedy such default or to acquire title to the Facility and APC's interest in this Agreement or to commence appropriate proceedings to acquire said title and interest within the time specified by Section
4.4(c). In accordance with and subject to the terms of Section 10.11, OCF shall contemporaneously give Project Lender at Project Lender's address given to OCF by Project Lender from time to time a copy of any notice OCF serves on APC under Section 4.2.
Failure  to  provide Project Lender with such notice pursuant  to
Section 4.2 contemporaneously with the giving of notice to APC shall delay, for the period of time during which such failure continues, the commencement of the time provided in Section 4.4(c) during which Project Lender has to cure such default.

           (c) (i) If the Seller Event of Default involves the failure to pay taxes or any other sum to be paid hereunder, then Project Lender shall have twenty (20) Days longer than the cure period given to APC pursuant to Section 4.2(a) to cure such default.

                 (ii) If the Seller Event of Default is a nonmonetary Seller Event of Default, under Section 4.2(b), that can be remedied by Project Lender without obtaining possession of the Facility, then Project Lender shall have seventy-five (75) Days longer than the cure period given to APC pursuant to Section 4.2(b) to cure such default. If the Seller Event of Default cannot be cured within such seventy-five (75) Day period, then the Seller Event of Default shall be deemed cured on completion if within said seventy-five (75) Day period, (A) Project Lender shall have commenced to cure said Seller Event of Default and thereafter diligently prosecutes such cure to completion, and (B) Project Lender shall assume and perform all other obligations of APC susceptible of performance by Project Lender.

                (iii) If the Seller Event of Default is a nonmonetary default that only can be remedied by Project Lender upon obtaining possession of the Facility, then Project Lender shall have one hundred twenty (120) Days longer than the cure period given to APC under this

Agreement to cure  such  Seller
Event of Default. If the Seller Event of Default cannot be cured within such time period, then the Seller Event of Default shall be deemed cured if (A) within sixty (60) Days after the expiration of the cure period given to APC to cure such default, Project Lender shall have commenced foreclosure or other appropriate proceedings in the nature thereof, (B) Project Lender shall diligently and continuously prosecute any such proceedings to completion, and (C) Project Lender shall assume and perform all other obligations of APC susceptible of performance by Project Lender.

           (d) If Project Lender is prohibited by any process or injunction issued by any court or by reason of any action by reorganization or insolvency proceedings involving APC from commencing or prosecuting foreclosure or other appropriate proceedings in the nature thereof, the times specified in this
Section 4.4 for commencing or prosecuting such foreclosure or other proceedings shall be extended for the period of such prohibition; provided, however, Project Lender shall have fully cured any Seller Event of Default involving the payment of any monetary obligations of APC under this Agreement and shall continue to pay such monetary obligations as and when the same fall due; provided, further, that Project Lender shall diligently proceed to pursue foreclosure or other appropriate proceedings required to be commenced under this Section 4.4.

          (e) Should this Agreement be terminated for any reason other than a default of APC which has not been cured by APC or Project Lender, if such default is susceptible to cure by Project Lender, OCF shall, upon written request by Project Lender to OCF received within sixty (60) Days after such termination, execute and deliver a new Thermal Energy Sales Agreement with the Project Lender for the remainder of the Term with the same covenants, conditions and agreements (except for any requirements which have been satisfied by APC prior to termination) as are contained herein. OCF's obligation to enter into such new Thermal Energy Sales Agreement with the Project Lender shall be conditioned as follows: (i) Project Lender has remedied and cured all monetary defaults hereunder and has remedied and cured or has commenced and is diligently completing the cure of all nonmonetary defaults of APC susceptible to cure by any party other than by APC, (ii) that if more than one Project Lender requests such new Thermal Energy Sales Agreement the holder of the most senior lien shall prevail, and (iii) that Project Lender pays all costs and expenses of OCF incurred in connection with the preparation and execution of such new Thermal Energy Sales Agreement and any conveyances related thereto. The obligation of OCF to execute a new Thermal Energy Sales Agreement with Project Lender and to comply with all other provisions of this Section 4.4 shall also apply if this Agreement shall be rejected or disaffirmed in any bankruptcy, debtor rehabilitation, reorganization or insolvency proceeding affecting APC.

           (f) OCF and APC shall cooperate in including in this Agreement by suitable amendment from time to time any provision which may be requested by any proposed Project Lender, for the purpose of implementing the Project Lender protection provisions of this Agreement and allowing such Project Lender reasonable means to protect or preserve the lien of any mortgage, deed of trust, or security interest on the occurrence of a default under the terms of this Agreement; provided, however, that any such amendment shall not in any way affect the Term hereby demised nor affect adversely in any material respect any rights of OCF under this Agreement.

      SECTION 4.5 Specific Performance and Injunctive Relief. Without first having to proceed to arbitration pursuant to Article 8 hereto each party shall be entitled to a decree compelling specific performance with respect to, and shall be entitled, without the necessity of filing any bond, to the restraint by injunction of, any actual or threatened breach of, any material obligation of the other party under this Agreement.

      SECTION 4.6 Waiver of Breach. Either party may waive a breach of any obligation arising hereunder by the other party, provided that no waiver by or on behalf of either party of any breach of any of the covenants, provisions, conditions, restrictions or stipulations contained in this Agreement shall take effect or be binding upon such party unless the waiver is reduced to writing and executed by such party, and any such waiver shall be deemed to extend only to the particular breach waived and shall not limit or otherwise affect any rights that such party may have with respect to any other or future breach.


                           ARTICLE 5.

           CONTINUATION OF OCF PLANT AND THE FACILITY

       SECTION 5.1 Qualifying Facility Status. OCF acknowledges that it is essential that the OCF Plant remain in operation and accept Steam from the Facility in order for the
Facility to retain its Qualifying Facility status. OCF acknowledges that if the Facility should lose its Qualifying Facility status as a result of OCF failing to accept the Annual Minimum Obligation, APC would incur substantial losses.

     SECTION 5.2         Shutdown of OCF Plant.

          (a) Except for the provisions of Article 6 (Force Majeure), OCF shall provide APC with written notice (the "Termination Notice") at least eighteen (18) months prior to the date (the "Termination Date") that OCF discontinues or materially reduces the operation of the OCF Plant for at least a consecutive one (1) year period. In the event OCF effects such a discontinuation or material reduction, OCF shall use its best efforts to (a) find a successor to own and/or operate the OCF Plant and utilize Steam in sufficient quantities for the Facility to maintain its Qualifying Facility status, or (b) find an alternative user of thermal energy close enough in proximity to the Facility so that Facility may provide such thermal energy on a reasonably economical basis and on terms and conditions reasonably satisfactory to APC and the Project Lender. If OCF is able to locate such a successor to own and/or operate the OCF Plant or locate an alternative user of thermal energy within six
(6) months of the delivery of the Termination Notice, then OCF shall pay, as liquidated damages, any additional costs that APC may incur with providing Steam or, if applicable, thermal energy to such party. If OCF is unable to find such a successor to own and/or operate the OCF Plant or an alternative user of thermal energy within six (6) months of delivery of the Termination Notice, then APC, at its sole option, shall have the right either to (x) lease the OCF Plant from OCF for the remainder of the Term at a rate equal to fifty percent (50%)
of the fair market rental
(as applicable) value of the OCF Plant, which value shall be determined by taking the average value determined by three appraisers (one selected by APC, one selected by OCF, and one selected by the two appraisers), (y) have OCF provide the land necessary and suitable for an alternative steam user, subject to the title to such land being acceptable to APC, and pay APC One Million Dollars ($1,000,000) as liquidated damages, or (z) pay APC One Million Dollars ($1,000,000) as liquidated damages to be used to connect the Facility to an alternative thermal energy user. If APC elects option (y), the maximum amount of the liquidated damages shall be reduced (but not below zero) by the fair market value of the land conveyed to APC. Unless the parties are able to agree on the fair market value for such land, the fair market value of such land shall be determined in accordance with the same procedure as set forth above for determining the fair market rental value of the OCF Plant. The One Million Dollar ($1,000,000) liquidated damages cap set forth in this Section 5.2 shall change, effective each January 1st during the Term, by the same percentage change as occurred for the prior Calendar Year for the Consumer Price Index. If OCF provides the Termination Notice at least three (3) years prior to the Termination Date, the One Million Dollar ($1,000,000) liquidated damages cap, as changed in accordance with this
Section 5.2(a), shall be reduced by fifty percent (50%).

           (b) If, prior to the delivery of the Termination Notice, APC enters into an agreement to sell Steam to a third party that is considered by the Project Lender to be an acceptable replacement Steam user if OCF ceases purchasing Steam, and if OCF subsequently is required to pay liquidated damages under Section 5.2(a), then the liquidated damages cap set forth in Section 5.2(a) shall be reduced to an amount determined by the following formula:

          X    =    A    x    B/(B+C)

     WHERE

          X    =    The reduced liquidated damages cap.

          A    =    The liquidated damages cap for the Calendar Year
                    that OCF is obligated to pay liquidated damages.

          B    =    The Annual Minimum Obligation in the Calendar Year
                    that OCF is obligated to pay liquidated damages.

          C    =    The minimum annual quantity of Steam (in the Calendar
                    Year that OCF is obligated to pay liquidated damages) that the third party is obligated to take and pay for under a contract between APC and such third party.

      SECTION 5.3 Damage to OCF Plant. If the OCF Plant is damaged or destroyed by any Casualty, OCF shall repair and restore it as nearly as reasonably practicable to its value, condition and character immediately prior to such damage or destruction, subject to such changes or alterations as may be made at OCF's election in conformity with and subject to APC reasonable approval with respect to changes or alterations affecting the Facility. Such restoration shall be commenced and prosecuted with due diligence and dispatch and in good faith. All proceeds from insurance with respect to a Casualty to the OCF Plant shall be applied to effect such repair and restoration. OCF shall promptly advise APC of any Casualty to the OCF Plant.

      SECTION 5.4 Condemnation of OCF Plant. If a Substantial Taking occurs, OCF shall use the proceeds from such Substantial Taking to acquire a site adjacent to the APC Plant Site and to rebuild the OCF Plant as nearly as reasonably practicable to its value, condition and character immediately prior to such Substantial Taking, subject to such changes or alterations as may be made at OCF's election in conformity with and subject to APC's reasonable approval with respect to changes or alterations affecting the Facility. Such rebuilding shall be consummated and prosecuted with due diligence and dispatch and in good faith. All proceeds from such Substantial Taking shall be applied to effect such rebuilding. OCF shall promptly advise APC of any proposed or actual Substantial Taking, shall offer APC the opportunity to participate in any proceedings involving such Substantial Taking, and shall not enter into any final agreement establishing the amounts to be paid as a result of such Substantial Taking without the prior written consent of APC, which shall not be unreasonably withheld. If OCF is unable to acquire a site adjacent to the APC Plant Site after a Substantial Taking, OCF and APC shall negotiate in good faith a distribution of any proceeds received as a result of the Substantial Taking based upon the losses suffered or reasonably expected to be suffered by each party resulting from such Substantial Taking.

      SECTION 5.5 Continuation of Facility. Subject to approval of the Project Lender, if APC shall discontinue the operation of the Facility for a continuous two (2) year period, OCF shall have the right to acquire the Facility for the balance due under any financing agreement between APC and the Project Lender.


                           ARTICLE 6.

                          FORCE MAJEURE

     SECTION 6.1 Definition. Force Majeure shall mean an event or occurrence that is not reasonably foreseeable by a party, is beyond its reasonable control, and is not caused by its negligence or lack of due diligence, including, but not limited to, natural disasters (including, but not limited to, freezes, diseases and other natural events which cause an extraordinary reduction in the citrus available for processing in the OCF Plant), fire, lightning, wind, perils of the sea, flood, explosions, acts of God or the public enemy, failure of fuel supply to the Facility, strikes, lockouts, vandalism, blockages, insurrections, riots, war, sabotage, action of a court or public authority, or accidents to or failure of equipment or machinery. Notwithstanding anything else herein to the contrary, changes in market conditions shall not constitute Force Majeure.

      SECTION 6.2 Effect. Article 5 to the contrary notwithstanding, and subject to Section 6.4, in the event that either APC or OCF is rendered unable, by reason of an event of Force Majeure, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then, provided such party gives prompt written notice describing the particulars of such event,
including,  but  not  limited  to,  the  nature  of   the
occurrence and its expected duration, and continues to furnish timely, regular reports with respect thereto during the period of the Force Majeure, the obligations of both parties, except for obligations to pay money, shall be suspended to the extent and for the period of such Force Majeure condition; provided, however, that (a) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure and (b) the party whose performance is being excused shall use its reasonable efforts to perform its obligations hereunder and remedy its inability to perform. Both parties agree and understand that maintaining the Qualifying Facility status of the Facility is of primary importance to both parties, and if an event of Force Majeure occurs that impacts on the continuation of that Qualifying Facility status, APC may take such reasonable steps as it deems necessary to protect that status.

      SECTION 6.3 Termination for Force Majeure. In the event the Power Purchase Agreement is terminated during the continuance of an event of Force Majeure, then APC may terminate this Agreement without any liability therefor upon Three Hundred and Sixty-Five (365) Days' prior written notice.

      SECTION 6.4 Natural Disasters Impacting the Citrus Crop. By way of clarification of the sections of Article 6 contained above, where there is an extraordinary freeze, disease or other natural event causing an extraordinary reduction in the citrus crop (a "Natural Disaster Force Majeure"); (i) to the extent that the Natural Disaster Force Majeure causes continuing extraordinary adverse effects on the citrus crop (e.g., by causing damage to the trees which affects the next year's crop), the Natural Disaster Force Majeure event shall be deemed to continue; (ii) OCF shall nevertheless be obligated to obtain the appropriate pro-rata share of the citrus crop; (iii) OCF shall cooperate with APC in finding an additional/alternative Steam use or user for the OCF Plant to the extent that it is not being used to process the appropriate pro-rata share of the citrus crop;
(iv) OCF shall make the OCF Plant available for such additional/alternative steam user on a minimal-rent basis and otherwise upon reasonable contractual terms; and (v) OCF shall cooperate with APC in obtaining a waiver from the FERC from the efficiency and use standards required for Qualifying Facilities.


                           ARTICLE 7.

                         INDEMNIFICATION

     SECTION 7.1 Reciprocal Indemnification. Each of APC and OCF, respectively, as indemnitor, will defend, protect, indemnify, and hold harmless the other party, each of the other party's Affiliates, the successors and assigns of such other party and any of its Affiliates, and the shareholders, officers, directors, partners, employees and agents of such other party and any of its Affiliates, as indemnitees, from and against any and all losses, damages or expenses (excluding consequential losses, damages and expenses) and liability suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities (including reasonable counsel fees incurred in litigation or otherwise) assessed, incurred or sustained by or against any such indemnitees with respect to or resulting from injuries to or death of persons, including, but not limited to, employees of any indemnitees, and damage to or destruction of property, including, but not limited to, the property of any indemnitees, arising out of, or in any way connected with, the failure to comply with any applicable law, rule or regulation of any authority having proper jurisdiction, or the performance or non-performance of any provision of this Agreement, or any operations conducted by indemnitor, its agents, or employees, excepting only such injury, death, damage or destruction as may be caused by the gross negligence or willful misconduct of the indemnitee, its agents, or employees.

     SECTION 7.2 Duty to Defend. Indemnitor, at its sole cost and expense, shall be responsible for defending any claim, demand, suit, cause of action or proceeding covered by the indemnities set forth in Section 7.1. Indemnitor shall have the right to control the defense of any claim, demand, suit, cause of action, or proceeding, provided that indemnitor shall first confirm in writing to indemnitee that such claim is within the scope of the indemnities contained in Section 7.1 and that indemnitor shall pay all amounts required to be paid in respect of such claim, demand, suit, cause of action or proceeding. The indemnitee shall have the right, but not the obligation, at its sole cost and expense, to participate in the defense of any such claim, demand, suit, cause of action or proceeding. Indemnitees shall have the right at any time, by notice to indemnitor, to assume exclusive control of the defense of any claim, demand, suit, cause of action or proceeding insofar as the indemnitee is concerned, at the sole cost and expense of indemnitor, if (a) indemnitor fails to defend diligently such claim, demand, suit, cause of action or proceeding, (b) there is a conflict in the interests of indemnitor and indemnitee with respect to such claim, demand, suit, cause of action or proceeding, or (c) at any time during the tendency of such claim, demand, suit, cause of action or proceeding indemnitor shall disaffirm its responsibility for the claim involved. Indemnitor shall pay all reasonable costs that may be incurred by indemnitee in such defense or in enforcing this indemnity, including, without limitation, reasonable attorneys' fees, within ten (10) days after request therefor.

     Indemnitor shall have the right to settle any claim, demand, suit, cause of action, or proceeding which results only in the payment of money. Indemnitor shall have no right, without the prior written consent of indemnitee, to settle any claim, demand, suit, cause of action, or proceeding which claim, demand, suit, cause of action or proceeding or settlement thereof, involves nonmonetary obligations of indemnitee.

      SECTION 7.3 Loss of Citrus and Citrus-Related Products, Property Damage and Incremental Operating Costs. Without in any way limiting the generality of any indemnity hereunder, and subject to the limitations and requirements of
Section 3.7, APC shall specifically indemnify and hold harmless OCF from any verifiable and auditable out-of-pocket loss from a reduction in value of any products of OCF, any verifiable and auditable property damage, or verifiable and auditable out-of-pocket incremental operating costs incurred, due to any material inadequacy or unplanned Material Interruption exceeding the one
(1) hour time period specified in Section 3.7(c); provided, however, OCF shall use its best efforts to minimize or reduce any potential loss, damage, expense or cost that may be subject to the indemnity provided under this Section 7.3. OCF agrees to obtain at APC's expense (i.e., the difference between the premiums for OCF's present business interruption insurance which provides for a twenty-four (24) hour waiting period and the  cost
of the policy hereunder) additional business interruption insurance, if commercially available and obtainable at reasonable rates, that will insure OCF for any losses incurred after a twelve (12) hour waiting period, subject to the other limitations and requirements of Section 3.7. Any such losses incurred by OCF shall be deemed reduced or, if applicable, eliminated to the extent that OCF has insurance coverage applicable to such losses, or to the extent such losses are attributable to the negligence or willful misconduct of OCF, its agents or employees. Notwithstanding anything else herein to the contrary, APC's maximum liability under this Section 7.3 shall be Fifty Thousand Dollars ($50,000) per occurrence.

                         ARTICLE 8.
                        ARBITRATION

     SECTION 8.1 Governing Provision. Any controversy or dispute arising under, out of, or in connection with the making or performance or the enforcement or interpretation of, this Agreement shall be subject to arbitration in accordance with the provisions of the Florida Arbitration Code, Fla. Stat. 682.01, et. seq., as amended from time to time, except as otherwise provided in this Article 8. Notwithstanding the foregoing, or any other provision to the contrary contained in this Article 8, neither party shall be compelled to arbitrate any claim or dispute relating to a breach of this Agreement or the performance or non-performance of any party's obligations hereunder brought by the other party, if the sole remedy sought for such claim is injunctive relief and reasonable attorneys' fees and costs related thereto, but such other party may have full recourse to the courts to petition for such injunctive relief.

      SECTION 8.2 Demand for Arbitration. The parties shall negotiate in good faith and attempt to resolve any dispute which may develop hereunder; provided, however, in the event that the parties are unable to resolve a dispute hereunder, either party may serve upon the other a notice of intention to demand that such matter be arbitrated by first giving written notice of the existence of a dispute and a detailed description of its nature. If one party refuses to meet to resolve the issue, then only the other party may demand arbitration of that issue. I f within not less than ten (10) days, but not more than twenty-five
(25) days, after the notice of intention to demand arbitration the parties are still unable to resolve their dispute, then either party may give a written notice to the other party demanding arbitration.

      SECTION 8.3 Selection of Arbitrators. The party giving the notice shall request a list of seven arbitrators from the American Arbitration Association in Tampa, Florida ("AAA"). The arbitration panel shall include (a) an attorney licensed to practice law in the State of Florida (b) a person knowledgeable with respect to the operation of steam generation and process heat equipment and the measurement and utilization of steam and process heat in manufacturing processes in the citrus processing industry, and (c) a third person meeting the qualifications set forth in clauses (a) or (b). The following criteria shall govern the selection of arbitrators and shall be communicated to AAA:

           (x) None shall be an officer, director, employee, partner, or otherwise affiliated with either party or any Affiliate thereof.

           (y) Each shall have the education, experience and capabilities demonstrating an ability to comprehend and analyze complex factual and contractual relationships and uncertainties.

      Each party shall take turns selecting one of the names on the list for elimination until only three (3) arbitrators are left, and those persons shall arbitrate the dispute. OCF shall have the first right to strike the name of an arbitrator the first time the parties resort to arbitration, APC shall have the first right to strike the second time the parties resort to arbitration, and the parties shall alternate which one strikes the first name thereafter. Each party shall exercise its right to strike a name by the end of the next Business Day after receipt of the notice of the other party's action to strike a name from the list. A party failing to strike a name on its turn shall lose its turn and the other party may proceed to strike another name.

      SECTION 8.4 Hearing. The arbitration hearing shall take place in Tampa, Florida no sooner than thirty (30), but no more than sixty (60), days after the selection of the arbitrators. The arbitrators shall give written notice of the time and place of the hearing to both parties at least ten (10) days prior to the hearing date. The arbitrators shall not be authorized to alter, extend or modify the terms of this Agreement. Upon rendering a decision, the arbitrators shall promptly execute and acknowledge the decision and deliver a copy to each party.

      SECTION 8.5 Effect of Decision. The decision or award of the arbitrator shall be final and binding on both parties. Such decision or award may be enforced in any court having jurisdiction of the party against whom enforcement is sought. A judgment confirming the award may be rendered by the circuit court in and for Hillsborough County, Florida, which the parties agree is the court of appropriate jurisdiction. Failure to comply with the arbitrators' decision hereunder shall constitute an Event of Default entitling the prevailing party to the remedies set forth in Article 4, in addition to those which such party may otherwise be entitled to at law or in equity.

      SECTION 8.6 Performance Pending Decision. Pending resolution of any controversy or dispute hereunder, performance by each party shall continue so as to maintain the status quo prior to notice of such controversy or dispute. Resolution of any controversy or dispute involving the payment of money by one party to the other shall include payment of interest at a rate per annum equal to the reference rate of Bank of America NT&SA, or any successor bank thereto, in effect at the time the adjudication is made, plus three percent (3%) (subject to and limited by applicable usury laws), for the period commencing when payment should have been made and ending on the date payment is actually made.

                           ARTICLE 9.

                           INSURANCE

       SECTION 9.1 Coverage. As to all activities hereunder, the following insurance shall be obtained from an insurance carrier rated "A" by Bests or having an equivalent rating by another mutually agreed-upon insurance rating service and maintained in full force and effect for the benefit and protection of the parties under this Agreement:

           (a)   Workers' Compensation Insurance.   OCF  and  APC
shall carry and maintain in effect, with respect to its employees, if any, Workers' Compensation Insurance and Employer's Liability Insurance that equals or exceeds statutory requirements in the State of Florida.

           (b) Comprehensive General Liability. OCF and APC shall carry and maintain in effect comprehensive general liability insurance, including contractual liability insurance, providing for a minimum of Five Million Dollars ($5,000,000) combined single limit coverage for death, bodily injury, and property damage arising from any one occurrence. Each party shall name the other party as an additional insured under such insurance.

          (c) Automobile Liability. OCF and APC shall carry and maintain in effect business automobile liability insurance covering all owned, non-owned and hired automobiles, and shall include Uninsured and Underinsured Motorists, with minimum insurance limits of Five Million Dollars ($5,000,000) for bodily injury and property damage arising from any one occurrence. This should be in a "stacked" format if commercially available and if there are five or more vehicles owned by each respective party. In the event there are less than five vehicles or unstacked limits are commercially unavailable, then the Five Million Dollar coverage ($5,000,000) may be satisfied by adding this coverage to the umbrella or excess liability policy following the coverage on the primary automobile liability.

          (d) Plant and Facility Insurance. OCF shall carry and maintain all risk property damage insurance covering the replacement cost of the OCF Plant. APC shall carry and maintain all risk property damage insurance covering the replacement cost of the Facility.

           (e) Policy Terms. Each liability policy described above which a party is required to carry shall be primary, without right of contribution from any other insurance which may be carried by either party. Each liability policy shall only include coverages related to activities covered under this Agreement. All insurance policies shall provide that the insurance may not be canceled except upon thirty (30) Days prior written notice to each party, except in the case of nonpayment, in which case upon ten (10) Days prior written notice to each party.

           (f) Self-Insurance. If either party utilizes self-insurance, or a self-insured retention to satisfy the insurance requirements of this Agreement, the other party shall be notified of such a decision and the amount of such self-insurance or retention shall be secured by letter(s) of credit, cash or other mutually agreed upon, generally accepted financial methods of securing such self-insurance retentions. Such security shall remain in place at all times that the party continues such self-insurance or self-insured retention. The amount of such security shall be equal to the amount of such self-insurance or retention.

      SECTION 9.2 Certificate. Each party shall provide the other party with written evidence of the other party's procurement of the insurance required under Section 9.1, which evidence shall be in the form of an insurance certificate specifying the amount of coverage and expiration dates of all policies in effect. Each such certificate shall indicate that no insurance will be canceled or materially changed during the Term without thirty (30) Days prior written notice to each party. No party shall perform any act that would invalidate the policies which the parties are obligated to obtain and maintain hereunder, or to increase the premiums payable under such policies. Should any party at any time neglect or refuse to provide any insurance required hereunder, or should any insurance be canceled, the other party shall have the right, but not the obligation, to procure the required insurance and the party failing to obtain and/or maintain the required insurance shall reimburse the other party for the premiums thereto and any claim payments and defense costs associated with the loss of such coverage.

      SECTION  9.3          Waiver of Subrogation.  All  policies
obtained hereunder shall have a provision mutually waiving rights of subrogation by the insurer against the parties hereto.


                           ARTICLE 10.

                          MISCELLANEOUS

     SECTION 10. 1  Assignment and Subletting.

          (a) APC shall have the right to assign its interest in this Agreement (including, without limitation, any assignment by operation of law), and APC shall be fully and completely discharged from its obligations hereunder, provided that such assignee shall assume and be bound by the terms of this
Agreement, and is reasonably deemed by OCF to be capable of performing under this Agreement; provided, however, APC shall have the right, without first having to obtain OCF's consent, to assign its interest under this Agreement in connection with (i) any assignment, collateral assignment or lease of this Agreement by APC to any Project Lender (provided that any collateral assignment by APC of its rights and obligations under this Agreement to any Person shall not operate to diminish the obligations of APC hereunder); and (ii) any assignment of this Agreement to Orange Cogeneration Limited Partnership, a Delaware limited partnership, or any Affiliate thereof. Any Project Lender which has assumed APC's interest hereunder may transfer or assign this Agreement, sublease or knowingly permit the sublease of the Facility, without the prior written consent of OCF, and any purchase money mortgage delivered in connection therewith shall
                                -163-

be entitled to the benefit of provisions benefiting Project Lender hereunder, and any transferee from such Project Lender or any purchaser at a foreclosure sale may do the same. Any Project Lender or purchaser at a foreclosure sale shall have no liability for the period after it assigns or transfers this Agreement.

           (b) Nothing in this Agreement shall prevent OCF from mortgaging, pledging, encumbering or hypothecating this Agreement provided that any such mortgage, pledge, encumbrance or hypothecation shall be made subject to this Agreement, and shall not operate to diminish the obligations of OCF hereunder.

           (c) Anything herein to the contrary notwithstanding, OCF shall have the right to assign its interest in this Agreement (including, without limitation, any assignment by operation of law), and OCF shall be fully and completely discharged from its obligations hereunder, provided that such assignee shall assume and be bound by the terms of this Agreement, and is reasonably deemed by APC and the Project Lender to be capable of performing under the terms of this Agreement.

      SECTION 10.2 Notices Concerning APC's Lenders. APC may, from time to time, without notifying or obtaining the consent of OCF, hypothecate, mortgage, pledge or alienate APC's rights under this Agreement to a Project Lender. APC shall give prompt written notice to OCF of:

           (a) its entering into a credit agreement, and the total amount of funds available thereunder, or of the nature of the transaction;

           (b)   any amendments to said credit agreement; and

           (c)   the  Project  Lender's  address  for   notices
hereunder; provided, however, that any failure by APC to give such notice shall not be grounds for denying the Project Lender the rights and protections it may have.

      SECTION 10.3 Further Assurances. Each party further agrees to execute, acknowledge, and deliver any further documents or instruments that are necessary or desirable to carry out the terms of this Agreement or that are reasonably requested by the other party, or any Project Lender, including, without limitation, a consent or consents to assignment or similar documents, and will take any other action reasonably necessary and proper to carry out the terms and provisions of this Agreement or consistent with the terms of this Agreement that may reasonably be requested by the other party, or any Project
Lender, for the purpose of consummating the transactions described in this Agreement, including, without limitation, cooperating in obtaining any and all required approvals, consents, permits and authorizations.

     SECTION 10.4 Successors and Assigns. All of the terms and provisions of this Agreement and the parties' respective rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective and permitted successors and assigns.

      SECTION 10.5 Amendments. No provision of this Agreement may be changed, waived, modified, discharged, or terminated except by a written instrument executed by the parties hereto.

      SECTION 10.6 Entire Agreement. This Agreement and the documents delivered in connection with, and/or expressly referred to in this Agreement, contain the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and supersede all prior oral or written negotiations, understandings and agreements. Neither party will be bound by or will be deemed to have made any representations, warranties or commitments except those contained in this Agreement or in the documents delivered pursuant hereto.

      SECTION 10.7 Severability. Should any provision of this Agreement for any reason be declared invalid or unenforceable, such decision shall not effect the validity of the remaining portions, which shall nevertheless remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances. If any provision of this Agreement is unenforceable under the law prevailing at a subsequent time, then such originally unenforceable provision shall be deemed to take effect at the time it becomes enforceable. As used herein, the term "unenforceable" is used in its broadest and most comprehensive sense and includes the concepts of void or voidable.

      SECTION 10.8 Waiver. Either party's delay or failure to enforce or exercise any provision of this Agreement or rights existing hereunder shall not in any way be construed as or constitute a waiver of any such provision or right, or prevent that party thereafter from enforcing each and every other provision or right of this Agreement.

      SECTION 10.9 Termination and Survival. This Agreement shall terminate (i) upon expiration of the Term, (ii) in accordance with Article 4, or (iii) in accordance with Section
6.3. Any provisions, agreements, warranties, or representations contained in this Agreement which are expressly or by implication to come into or remain in force following the termination or expiration of this Agreement (including with limitation, Section 4.4(e), Article 7, Article 8, and Sections 10.9, 10.14, and 10.15) shall survive such termination or expiration.

     SECTION 10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and which shall have the same force and effect as the original instrument, and all of which shall constitute one and the same agreement.

      SECTION 10.11 Notices. Except as provided herein to the contrary, any notice or other communication required or permitted hereunder sell be in writing, and shall be deemed to have been sufficiently given when delivered in person to an officer of either party (or, if such party is a partnership, to a partner or a corporate general partner of such partnership), by facsimile

(receipt of which is verified by telephone), by overnight carrier, or when deposited in the United States mails, postage prepaid, for mailing by express, certified or registered mail, return receipt requested, addressed as follows:

          If to OCF:     Orange-Co of Florida, Inc.
                         P.O. Box 2158
                         2020 U.S. Highway 17 South
                         Bartow, Florida 33830-2158
                         Attention: President

          If to APC:     A.P. Cogen, Ltd.
                         9355 Prestwick Club Drive
                         Duluth, Georgia 30136

Or to such other person or address as the respective party may specify from time to time in a notice duly given as provided herein.

      SECTION  10.12   Choice of Law.  THIS  AGREEMENT  SHALL  BE
GOVERNED  BY  AND CONSTRUED IN ACCORDANCE WITH THE  LAWS  OF  THE
STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF
RELATING TO CONFLICTS OF LAW.

      SECTION 10.13 Attorneys' Fees. In the event any dispute between the parties to this Agreement should result in litigation or any other proceeding (including, without limitation, arbitration), the prevailing party shall be reimbursed by the nonprevailing party for all reasonable costs and expenses, including, without limitation, reasonable attorneys' fees, incurred by the prevailing party in connection with such litigation or other proceeding and any appeal or enforcement thereof.

       SECTION 10.14 Exclusion of Consequential Damages. Notwithstanding anything else herein to the contrary, neither party shall be liable to the other for consequential damages; provided, however, the damages provided for in the last sentence of each of Sections 5.2(a) and 7.3 shall not be deemed to fall within this exclusion.


     SECTION 10. 15 Representations and Warranties.

           (a) In order to induce APC to enter into this Agreement, OCF represents and warrants that:

                (i) It is an entity duly organized and validly existing under the laws of its state of organization and has full organizational power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary organizational action on its part to be performed. This Agreement constitutes its valid and legally binding obligation and is enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application;

                     (ii) The execution, delivery and performance
of this Agreement will not violate or conflict with any provision of law, regulation or order or any court or other agency of government, its constituting documents, or any indenture, agreement or other instrument to which it may be a party, or by which it may be bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any of its property or assets pursuant to any such indenture, agreement or instrument;

                    (iii)     It has good title to the OCF Plant,
free and clear of all liens, charges or encumbrances of any nature whatsoever, except as set forth in Exhibit F.

                     (iv) The consolidated balance sheets of  OCF
and its subsidiaries as of September 30, 1992 and the related consolidated statements of income and cash flows for the fiscal year then ended, copies of which have been furnished to APC, fairly present the consolidated financial condition of OCF at such date and the consolidated results of operations for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied. Since September 30, 1992, there has been no material adverse change in OCF's consolidated financial condition or results of operations and no event or condition has occurred which could impair OCF's ability to perform its obligations under this Agreement; and

                      (v)   There  is  no  existing  pending   or
threatened litigation or governmental investigations which has not been disclosed to APC in writing prior to the date of this Agreement which could reasonably be expected to materially adversely affect the Facility or the project related thereto, including the development, construction, completion, project financing or operation of such project.

           (b) In order to induce OCF to enter into this Agreement, APC represents and warrants that:

                (i) It is an entity duly organized and validly existing under the laws of its state of organization and has full organizational power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by all necessary organizational action on its part to be performed. This Agreement constitutes its valid and legally binding obligation and is enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application; and

                (ii) The execution, delivery and performance of this Agreement will not violate or conflict with any provision of law, regulation or order of any court or other agency of government, its constituting documents, or any indenture, agreement or other instrument to which it may be a party, or by which it may be bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever, upon any of its property or assets pursuant to any such indenture, agreement or instrument.

     SECTION 10.16 Delivery of Financial Statements. Each party shall deliver to the other party, as soon as available and in any event within Ninety (90) Days after the end of each fiscal year of such party, consolidated statements of income, retained earnings and cash flow of such party and its subsidiaries for such fiscal year and the related consolidated balance sheet of such party and its subsidiaries as at the end of such fiscal year, setting forth in each case in comparative form for the corresponding figures for the preceding fiscal year, accompanied by an opinion of independent certified public accountants of recognized national standing, which opinion shall state that those consolidated financial statements fairly present the consolidated financial condition and results of operations of such party and its subsidiaries as at the end of, and for, such fiscal year in accordance with generally accepted accounting principles, consistently applied.

      SECTION 10.17 No Partnership or Joint Venture. OCF does not in any way or for any purpose become, by nature of this Agreement, an agent, partner or joint venturer of APC and APC shall not be deemed an agent, partner or joint venturer of OCF for any purpose.

      SECTION 10.18 Estoppel Certificates. Each party shall, from time to time, upon twenty (20) Days' prior written request by the other party, execute, acknowledge and deliver to the other party, or any other person, firm or corporation specified by such party, a certificate signed by its authorized representative stating that (a) this Agreement is unmodified and in full force and effect, or if there have been modifications, that this Agreement is in full force and effect as modified, and setting forth such modifications; (b) the dates to which any payments which are due hereunder have been made, (c) stating that to the knowledge of the signer of such certificate no default exists hereunder or specifying each such default of which the signer has knowledge, and (d) stating that to the knowledge of the signer of such certificate that the other party has observed and performed all of the terms, covenants and conditions on its part to be performed and, if not, specifying the same. The failure of either party to deliver such certificate within such twenty (20) Day period shall be conclusive upon the requesting party or any other person, firm or corporation for whose benefit the statement was requested, that this Agreement is in full force and effect without modification, except as may be represented by the requesting party, that there are no uncured defaults on the part of the requesting party, that all sums due by the requesting party prior to such time have been paid. Any certificate given pursuant to this Section 10.18 may be relied upon by any actual prospective mortgagee or purchaser of any interest in this Agreement or the Facility.

      SECTION 10.19 Compliance with Laws. Each party shall, at its own cost and expense (except as herein otherwise specifically provided), obey and comply with all laws, ordinances, rules, requirements, regulations and orders of the federal, state, county and city governments, or any of them, and of any and all of their departments and bureaus, or of any other competent authority, as they may pertain to the Facility or the OCF Plant, to the protection and maintenance thereof, to the business operated therein, or the sanitary conditions thereof, or otherwise to the performance of either party under this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first hereinabove written.


     ORANGE-CO OF FLORIDA, INC., a Florida corporation

     By:       /s/ Gene Mooney
               ---------------
     Name:         Gene Mooney
     Title:        President

     Witness:  /s/ John R. Alexander
               ---------------------


     AP COGEN, LTD., a Florida Limited Partnership

     By:  Energy Development Corporation, a Georgia corporation, its General Partner

     By:       /s/ E. E. Heaton
               ----------------
     Name:     Eldon E. Heaton
     Title:    President

     Witness:  /s/ Patricia
               -----------------------